Exhibit 99.1

MARCUS & MILLICHAP, INC. EXPANDS BOARD OF DIRECTORS

Appoints Collete English Dixon to Board of Directors

CALABASAS, Calif., November 4, 2021 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today announced that it has expanded the Board of Directors with the election of Ms. Collete English Dixon, effective November 2, 2021. She will also serve as a member of the Board’s Nominating & Corporate Governance Committee.

George Marcus, Marcus & Millichap’s Chairman stated, “We are pleased to welcome Collete to the Board of Directors. She brings extensive commercial real estate industry experience and perspective having served in executive positions with impressive private and public companies. Her knowledge and expertise will be a beneficial resource to the Company as we continue our efforts to grow and enhance the services we provide to our clients.”

Collete currently serves as Executive Director of the Marshall Bennett Institute of Real Estate, Roosevelt University in Chicago. She previously held various key officer and management roles at PGIM Real Estate/Prudential Real Estate Investors (PREI), which is a business unit of Prudential Financial. In her role as Executive Director/Vice President of transactions from 1996 to 2016, as co-leader of PREI’s national investment dispositions program, she managed a number of real estate professionals and oversaw the sale of investment properties throughout the US. Prior to her role in dispositions, Collete was responsible for sourcing wholly owned and joint venture real estate investment opportunities covering all property types, including office, rental and for-sale multi-family, hotel, industrial and retail properties. Her experience also includes property development and asset management.

In addition to her corporate roles, Collete is a member of various private real estate boards and has served as President of CREW Network, Chair of the CREW Network Foundation, and President of CREW Chicago.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of December 31, 2020, the Company had 2,097 investment sales and financing professionals in 84 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to clients. Marcus & Millichap closed 8,954 transactions in 2020, with a sales volume of approximately $43.4 billion. For additional information, please visit www.MarcusMillichap.com.

Media Contact:

Gina Relva, VP of Public Relations

Gina.Relva@MarcusMillichap.com

510-999-1284